Exhibit 10.2

_________________________________

CHANGE IN CONTROL AGREEMENT

BETWEEN

MARY HILL LEAHY

AND

JOURNAL COMMUNICATIONS, INC.
_________________________________________________________________

CHANGE IN CONTROL AGREEMENT

1.	Certain Definitions		1
2.	Change in Control		2
3.	Employment Period		3
4.	Terms of Employment		3
	(a)	Position and Duties	3
	(b)	Compensation	4
5.	Termination of Employment		6
	(a)	Death or Disability	6
	(b)	Cause	6
	(c)	Good Reason	7
6.	Obligations of the Company upon Termination		8
	(a)	Termination by Executive for Good Reason; Termination by the Company Other Than for Cause or Disability	8
	(b)	Death or Disability	9
	(c)	Cause; Other than Good Reason	9
	(d)	Expiration of Employment Period	9
7.	Non-exclusivity of Rights		9
8.	Full Settlement; No Mitigation		10
9.	Costs of Enforcement		10
10.	Limitation of Benefits		10
11.	Restrictions on Conduct of Executive		11
12.	Arbitration		14
13.	Successors		15
14.	Miscellaneous		15
	(a)	Governing Law	15
	(b)	Captions	15
	(c)	Amendments	16
	(d)	Notices	16
	(e)	Severability	16
	(f)	Withholding	16
	(g)	Waivers	16
	(h)	Status Before and After Effective Date	16
15.	Code Section 409A		17

CHANGE IN CONTROL AGREEMENT

AGREEMENT by and between Journal Communications, Inc., a Wisconsin corporation (the “Company”) and Mary Hill Leahy (“Executive”), originally dated as of January 29, 2007, as amended December 8, 2007, and further amended and restated as of October 11, 2010.

The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below) of the Company.  The Board believes it is imperative to diminish the inevitable distraction of Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control and to encourage Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control, and to provide Executive with compensation and benefits arrangements upon a Change in Control which ensure that the compensation and benefits expectations of Executive will be satisfied and which are competitive with those of other corporations.  Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.             Certain Definitions.

(a)           The “Effective Date” shall mean the first date during the Change in Control Period (as defined in Section l(b)) on which a Change in Control (as defined in Section 2) occurs.  Anything in this Agreement to the contrary notwithstanding, if Executive’s employment with the Company is terminated, and if it is reasonably demonstrated by Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to the date of such termination of employment.

(b)           The “Change in Control Period” shall mean the period commencing on the date hereof and ending on the second anniversary of the date hereof; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), unless previously terminated, the Change in Control Period shall be automatically extended so as to terminate two years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give notice to Executive that the Change in Control Period shall not be so extended.

2.             Change in Control  For the purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events:

(a)           individuals who, on the date of this Agreement, constitute the Board of Directors of the Company (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director after the date of this Agreement and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any “Person” (such term for purposes of this definition being as defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “1934 Act”) and as used in Section 13(d)(3) and 14(d)(2) of the 1934 Act) other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; or

(b)           any Person becomes a “Beneficial Owner” (such term for purposes of this definition being as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of directors (the “Company Voting Securities”); provided, however, that for purposes of this subsection (b), the following acquisitions shall not constitute a Change in Control: (v) an acquisition directly from the Company, (w) an acquisition by the Company or a subsidiary of the Company (a “Subsidiary”), (x) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (y) an acquisition by a Person who as of December 31, 2006 was a Beneficial Owner, directly or indirectly, of 15% or more of the Company Voting Securities, or (z) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (d) below); or

(c)           any Person who as of December 31, 2006 was a Beneficial Owner, directly or indirectly, of 15% or more of the Company Voting Securities becomes a Beneficial Owner, directly or indirectly, of 40% or more of the Company Voting Securities; provided, however, that for purposes of this subsection (c), an acquisition directly from the Company shall not constitute a Change in Control; or

(d)           the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or a Subsidiary (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”) or the acquisition of assets or stock of another entity (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition: (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding shares of common stock of the Company (“Company Common Stock”) and outstanding Company Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Reorganization, Sale or Acquisition (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiaries, the “Surviving Entity”) in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding Company Common Stock and the outstanding Company Voting Securities, as the case may be, and (B) no Person (other than (w) any Person who as of December 31, 2006 is a Beneficial Owner, directly or indirectly, of 15% or more of the Company Voting Securities, (x) the Company or any Subsidiary of the Company, (y) the Surviving Entity or its ultimate parent, or (z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing) is the beneficial owner, directly or indirectly, of 20% or more of the total common stock or 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Entity, and (C) at least a majority of the members of the board of directors of the Surviving Entity were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization, Sale or Acquisition (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(e)           approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

3.             Employment Period.  The Company hereby agrees to continue Executive in its employ, and Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the second anniversary of such date (the “Employment Period”).

4.             Terms of Employment.

(a)           Position and Duties.

(i)  During the Employment Period, (A) Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date and (B) Executive’s services shall be performed at the location where Executive was employed immediately preceding the Effective Date or any office or location less than 35 miles from such location.

(ii)  During the Employment Period, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive shall devote substantially all of her business time, attention and effort to the business and affairs of the Company and its affiliates and, to the extent necessary to discharge the responsibilities assigned to Executive under this Agreement, use Executive’s reasonable best efforts to carry out such responsibilities faithfully and efficiently. It shall not be considered a violation of the foregoing for Executive to serve on corporate, industry, civic or charitable boards or committees, so long as such activities do not significantly interfere with the performance of Executive’s responsibilities as an employee of the Company and its affiliates in accordance with this Agreement.  It is expressly understood and agreed that to the extent that any such activities have been conducted by Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of Executive’s responsibilities to the Company.

(b)           Compensation.

(i)  Base Salary.  During the Employment Period, Executive shall receive an annual base salary (“Annual Base Salary”) at a rate at least equal to the rate of base salary in effect on the date of this Agreement or, if greater, on the Effective Date, paid or payable (including any base salary which has been earned but deferred) to Executive by the Company and its affiliated companies.  The Annual Base Salary shall be payable in accordance with the Company’s regular payroll practice for its senior executives, as in effect from time to time.  During the Employment Period, the Annual Base Salary shall be reviewed for possible increase no more than 12 months after the last salary increase awarded to Executive prior to the Effective Date and thereafter at least annually.  Any increase in the Annual Base Salary shall not limit or reduce any other obligation of the Company under this Agreement.  The Annual Base Salary shall not be reduced after any such increase, and the term “Annual Base Salary” shall thereafter refer to the Annual Base Salary as so increased. As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.

(ii)  Annual Bonus.  In addition to Annual Base Salary, Executive shall be provided, for each fiscal year ending during the Employment Period, an annual bonus opportunity at least equal to Executive’s highest bonus opportunity under the Company’s Annual Management Incentive Plan, or any comparable bonus opportunity under any predecessor or successor plans, for the last full fiscal year prior to the Effective Date (annualized in the event that Executive was not employed by the Company for the whole of such fiscal year).

(iii)  Incentive, Savings and Retirement Plans.  Without limiting the foregoing, during the Employment Period, Executive shall be entitled to participate in all applicable incentive, savings and retirement plans, practices, policies and programs applicable generally to other senior executives of the Company and its affiliated companies (“Peer Executives”), but in no event shall such plans, practices, policies and programs provide Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or if more favorable to Executive, those provided generally at any time after the Effective Date to Peer Executives.

(iv)  Welfare Benefit Plans.  During the Employment Period, Executive and/or Executive’s eligible dependents, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to Peer Executives, but in no event shall such plans, practices, policies and programs provide Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to Executive, those provided generally at any time after the Effective Date to Peer Executives.

(v)  Expenses.  During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies in effect for Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to Executive, as in effect generally at any time thereafter with respect to Peer Executives.

(vi)  Fringe Benefits and Perquisites.  During the Employment Period, Executive shall be entitled to fringe benefits and perquisites in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to Executive, as in effect generally at any time thereafter with respect to Peer Executives.

(vii)  Vacation.  During the Employment Period, Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to Executive, as in effect generally at any time thereafter with respect to Peer Executives.

5.             Termination of Employment.

(a)           Death or Disability.  Executive’s employment shall terminate automatically upon Executive’s death during the Employment Period.  If the Company determines in good faith that the Disability of Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to Executive written notice of its intention to terminate Executive’s employment.  In such event, Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such written notice by Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties.  For purposes of this Agreement, “Disability” shall mean the inability of Executive, as determined by the Board, to perform the essential functions of her regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six consecutive months.  At the request of Executive or her personal representative, the Board’s determination that the Disability of Executive has occurred shall be certified by two physicians mutually agreed upon by Executive, or her personal representative, and the Company.  If Executive requests such independent certification of the Board’s determination and either (i) the Company does not seek such independent certification, or (ii) the two physicians do not certify the Board’s determination of Executive’s Disability, then, Executive’s termination shall be deemed a termination by the Company without Cause and not a termination by reason of her Disability.

(b)           Cause.  The Company may terminate Executive’s employment during the Employment Period for Cause or without Cause.  For purposes of this Agreement, a termination shall be considered to be for “Cause” if it occurs in conjunction with a determination by the Board that Executive has committed or engaged in either (i) any act that constitutes, on the part of Executive, fraud, dishonesty, breach of fiduciary duty, misappropriation, embezzlement or gross misfeasance of duty; (ii) willful disregard of published Company policies and procedures or codes of ethics; or (iii) conduct by Executive in her office with the Company that is grossly inappropriate and demonstrably likely to lead to material injury to the Company, as determined by the Board acting reasonably and in good faith; provided, that in the case of (ii) or (iii) above, such conduct shall not constitute “Cause” unless the Board shall have delivered to Executive notice setting forth with specificity (A) the conduct deemed to qualify as “Cause”, (B) reasonable action that would remedy such objection, and (C) a reasonable time (not less than 30 days) within which Executive may take such remedial action, and Executive shall not have taken such specified remedial action within the specified time.

(c)           Good Reason.  Executive’s employment may be terminated by Executive for Good Reason or without Good Reason.  For purposes of this Agreement, “Good Reason” shall mean:

(i)  the assignment to Executive of any duties inconsistent in any material respect with Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 4(a) of this Agreement, or any other action by the Company that results in a material diminution in Executive’s position, authority, duties or responsibilities, other than an isolated, insubstantial and inadvertent action that is not taken in bad faith and is remedied by the Company promptly after receipt of notice thereof from Executive;

(ii)  any material breach by the Company of Section 4(b)(i) or (ii) of this Agreement, other than an isolated, insubstantial and inadvertent failure that is not taken in bad faith and is remedied by the Company promptly after receipt of notice thereof from Executive;

(iii)  any failure by the Company to comply with and satisfy Section 13(c) of this Agreement; or

(iv)  any other material breach of this Agreement by the Company that either is not taken in good faith or is not remedied by the Company promptly after receipt of notice thereof from Executive.

A termination of employment by Executive for Good Reason shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”) of the termination within 90 days after the event constituting Good Reason, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provisions of this Agreement on which Executive relies.  The Company shall have 30 days from the receipt of such notice within which to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by Executive.  If such event has not been cured within such 30-day period, the termination of employment by Executive for Good Reason shall be effective as of the expiration of such 30-day period.  If the event of Good Reason is cured within such 30-day period, the Notice of Termination for Good Reason shall have no effect.  Any dispute as to whether a claimed event of Good Reason has been cured within the 30-day period shall be submitted to mediation by a third party selected by Executive and the Board.  If no mediated resolution is reach within 30-days after the end of the original 30-day cure period, the Notice of Termination for Good Reason shall have no effect.  The parties intend, believe and take the position that a resignation by the Executive for Good Reason as defined above effectively constitutes an involuntary separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Treas. Reg Sec.1.409A-1(n)(2).

6.             Obligations of the Company upon Termination.

(a) Termination by Executive for Good Reason; Termination by the Company Other Than for Cause or Disability.  If, during the Employment Period, the Company shall terminate Executive’s employment other than for Cause or Disability, or Executive shall terminate employment for Good Reason:

(i)  the Company shall pay to Executive in a lump sum in cash within 30 days after the date of termination (or any later date required by Section 15) the aggregate of the following amounts:

A.           Executive’s Annual Base Salary through the date of termination to the extent not theretofore paid (the “Accrued Obligations”); and

B.           the product of (x) Executive’s target annual incentive bonus for the year in which the date of termination occurs (“Target Annual Bonus”) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365 (the “Prorata Current Year Bonus”); and

C.           a severance payment equal to 150% times the sum of Executive’s Annual Base Salary and Target Annual Bonus; and

(ii)  the Company shall continue to provide, for 18 months after Executive’s date of termination (the “Welfare Benefits Continuation Period”), or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, any group health benefits to which Executive and/or Executive’s eligible dependents would otherwise be entitled to continue under COBRA, or benefits substantially equivalent to those group health benefits which would have been provided to them in accordance with the Welfare Plans described in Section 4(b)(iv) of this Agreement if Executive’s employment had not been terminated, provided, however, that (A) if Executive becomes employed with another employer (including self-employment) and receives group health benefits under another employer provided plan, the Company’s obligation to provide group health benefits described herein shall cease, except as otherwise provided by law; (B) the Welfare Benefits Continuation Period shall run concurrently with any period for which Executive is eligible to elect health coverage under COBRA; (C) during the Welfare Benefits Continuation Period, the benefits provided in any one calendar year shall not affect the amount of benefits to be provided in any other calendar year; (D) the reimbursement of an eligible taxable expense shall be made on or before December 31 of the year following the year in which the expense was incurred; and (E) Executive’s rights pursuant to this Section 6(a)(ii) shall not be subject to liquidation or exchange for another benefit; and

(iii)  all of Executive’s equity or incentive awards outstanding on the date of termination shall be treated as follows: (x) all time-based restrictions on awards of restricted stock or unit awards shall lapse as of the date of termination, (y) each such option shall be fully vested and exercisable as of the date of termination and shall remain in effect and exercisable through the end of its original term, without regard to the termination of Executive’s employment; and (z) any performance shares or units shall be governed by the terms and conditions of the Company’s long-term incentive plan under which they were awarded; and

(iv)  to the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(b)           Death or Disability.  If Executive’s employment is terminated by reason of Executive’s death or Disability during the Employment Period, this Agreement shall terminate without further obligations to Executive or Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations and the Prorata Current Year Bonus and the timely payment or provision of Other Benefits.  Accrued Obligations and the Prorata Current Year Bonus shall be paid to Executive or Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the date of termination (or any later date required by Section 15).  With respect to the provision of Other Benefits, the term Other Benefits as used in this Section 6(b) shall include without limitation, and Executive or Executive’s estate and/or beneficiaries shall be entitled to receive, benefits under such plans, programs, practices and policies relating to death or disability benefits, if any, as are applicable to Executive on the date of termination.

(c)           Cause; Other than for Good Reason.  If Executive’s employment shall be terminated for Cause, or if Executive voluntarily terminates employment other than for Good Reason, during the Employment Period, this Agreement shall terminate without further obligations to Executive other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits.

(d)           Expiration of Employment Period.  If Executive’s employment shall be terminated due to the normal expiration of the Employment Period, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits.

7.             Non-exclusivity of Rights.  Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any employee benefit plan, program, policy or practice provided by Parent or its affiliated companies and for which Executive may qualify, except as specifically provided herein.  Amounts that are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company or any of its affiliated companies at or subsequent to the date of termination shall be payable in accordance with such plan, policy, practice or program except as explicitly modified by this Agreement.

8.             Full Settlement; No Mitigation.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others.  In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.

9.             Costs of Enforcement.  The Company shall reimburse Executive, on a current basis, up to $200,000 per year (not to exceed two years) for reasonable legal fees and related expenses incurred by Executive in connection with this Agreement, including without limitation, (i) such fees and expenses, if any, incurred by Executive in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit hereunder, or (ii) such fees and expenses, if any, incurred by Executive in contesting or disputing any termination of Executive’s employment, or Executive’s seeking to obtain or enforce any right or benefit provided by this Agreement, in each case, regardless of whether or not Executive’s claim is upheld by an arbitral panel or a court of competent jurisdiction; provided, however, Executive shall be required to repay to the Company any such amounts to the extent that an arbitral panel or a court issues a final and non-appealable order, judgment, decree or award setting forth the determination that the position taken by Executive was frivolous or advanced by Executive in bad faith.  The amount reimbursable by the Company under this Section 9 in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense shall be made within five business days after delivery of Executive’s respective written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require, but in any event no later than December 31 of the year after the year in which the expense was incurred.  Executive’s rights pursuant to this Section 9 shall expire at the end of five years after the date of termination and shall not be subject to liquidation or exchange for another benefit.

10.           Limitation of Benefits.

(a)           Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any benefit, payment or distribution by the Company to or for the benefit of Executive (whether payable or distributable pursuant to the terms of this Agreement or otherwise) (such benefits, payments or distributions are hereinafter referred to as "Payments") would, if paid, be subject to the excise tax (the "Excise Tax") imposed by Section 4999 of the Code, then the aggregate present value of the Payments shall be reduced (but not below zero) to an amount expressed in present value that maximizes the aggregate present value of the Payments without causing the Payments or any part thereof to be subject to the Excise Tax and therefore nondeductible by the Company because of Section 280G of the Code (the "Reduced Amount").  The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the change of control.  For purposes of this Section 10, present value shall be determined in accordance with Section 280G(d)(4) of the Code.  For purposes of this Section 10, the “Parachute Value” of a Payment means the present value as of the date of the change of control of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code.

(b)           All determinations required to be made under this Section 10, including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and Executive (the "Determination Firm") which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive that a Payment is due to be made, or such earlier time as is requested by the Company.  All fees and expenses of the Determination Firm shall be borne solely by the Company.  Any determination by the Determination Firm shall be binding upon the Company and Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments hereunder will have been unnecessarily limited by this Section 10 ("Underpayment"), consistent with the calculations required to be made hereunder.  The Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code, but no later than March 15 of the year after the year in which the Underpayment is determined to exist.

(c)           In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this Section 10 shall be of no further force or effect.

11.           Restrictions on Conduct of Executive.

(a)             For purposes of this Section 11, the following definitions apply:

(i)           “Company” means the Company and/or any one or more of its affiliates that were within Executive’s management responsibility, including the responsibility of personnel reporting to Executive, at any time within two (2) years prior to Executive’s termination.

(ii)           “Competitive Business” means any corporation, partnership, association or other person or entity which directly competes or is planning to directly compete with the Company with respect to the operations of the Company that were within Executive’s management responsibility, including the responsibility of personnel reporting to Executive, at any time within two (2) years prior to Executive’s termination.

(iii)           “Confidential Information” means information of the Company that meets one or more of the following three conditions: (i) it has not been made available generally to the public or to the trade or industry by the Company or by another with the Company’s consent; (ii) it is related to, and useful or valuable in, the current or anticipated business of the Company and its value could be diminished by unauthorized disclosure or use; or (iii) it either has been identified as confidential to Executive by the Company (orally or in writing) or it has been maintained as confidential from outside parties or is recognized as intended for internal disclosure only.  Confidential Information includes but is not limited to strategic and other business plans and budgets, non-public financial data and forecasts, know-how, research and development programs, personnel information (including information about the identity, responsibilities, competence, compensation and satisfaction of the Company’s employees), information about planned or pending acquisitions or divestitures, sales methods, customer lists, customer usages and requirements, customer purchase histories, marketing programs, computer programs and other confidential technical or business information or data.

(iv)           “Trade Secret” means information of the Company, including a formula, pattern, compilation, program, device, method, technique or process, that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and that is the subject of efforts to maintain its secrecy that are reasonable under the circumstances.

(b)           During employment with the Company, including employment prior to the Effective Date, Executive shall preserve and protect Confidential Information from unauthorized use or disclosure, and for a period of eighteen (18) months after termination of such employment, Executive shall not use or disclose any Confidential Information in connection with or to benefit any person, company or other enterprise (including Executive) which is engaged in or is planning to become engaged in direct competition with the Company in any state of the United States of America where, at the time this Agreement is to be enforced, the Company is engaged, or has demonstrable plans to engage that were known to Executive during employment, in substantial business activities.

(c)           During employment with the Company, including employment prior to the Effective Date, Executive shall preserve and protect Trade Secrets from unauthorized use or disclosure, and after termination of such employment, Executive shall not use or disclose any Trade Secret indefinitely, or for so long as that Trade Secret remains a Trade Secret under applicable law.

(d)           Executive acknowledges that a duty of loyalty to the Company and a duty to protect the Company’s confidential information are imposed upon Executive by law, including section 134.90 of the Wisconsin Statutes.

(e)           Regardless of whether the Effective Date shall have occurred, for a period of eighteen (18) months following the date of termination of her employment, Executive agrees not to solicit or induce, or to assist anyone else in soliciting or inducing, directly or indirectly, any employee of the Company who was supervised by Executive, or about whom Executive obtained any Confidential Information, during the last two (2) years of Executive’s employment by the Company, to terminate their employment with the Company or to accept employment with a Competitive Business.  This provision is not intended to restrict the employment opportunities of any employees of the Company who seek employment with a Competitive Business without any solicitation or inducement by Executive.

(f)           Executive acknowledges that the Company has disclosed that the Company is now, and may be in the future, subject to duties to third parties to maintain information in confidence and secrecy.  By executing this Agreement, Executive consents to be bound by any such duty owed by the Company to any third party.

(g)           At the date of termination, Executive shall deliver to the Company the original and all copies of all documents, records and property of any nature whatsoever which are in Executive’s possession or control and which are the property of the Company or which relate to the business activities, facilities or customers of the Company, including any records, documents or property created by Executive in said capacity.  Executive agrees to attend an exit interview upon termination of employment to ensure that the terms of this Agreement are complied with.

(h)           For the period of eighteen (18) months immediately following the date of termination, Executive will inform each new employer, prior to accepting employment, of the existence of this Section 11 and provide that employer with a copy of it.  In addition, Executive hereby authorizes the Company to forward a copy of this Section 11 to any actual or prospective new employer.

12.           Arbitration.

(a)           The Company and Executive agree that any dispute in connection with this Agreement shall be settled by binding arbitration conducted pursuant to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the “AAA”).  Notwithstanding the foregoing, (i) the assessment of legal fees and related costs of such arbitration incurred by Executive shall be governed by the provisions of Section 9 of this Agreement; (ii) the arbitration shall be determined by a single arbitrator, not a panel; (iii) both the Company and Executive shall be permitted to seek summary disposition prior to hearing; and (iv) the decision rendered by the arbitrator shall be in writing and set forth findings of fact and conclusions of law.

(b)           Executive agrees that her agreement to submit legal disputes through binding arbitration, includes any claim for any liability or obligation in any way related to this Agreement, for any expense, damage, or losses she might claim based on, among other things, the following: (i) any discipline, demotion, denied promotion, or discharge; (ii) any Company policy, practice, contract or agreement; (iii) any tort or personal injury; (iv) any policies, practices, laws or agreements governing the payment of wages, commissions or other compensation; (v) any laws governing employment discrimination including, but not limited to, Sections 1981, 1983 and Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, any state laws or statutes (including, but not limited to, the Wisconsin Fair Employment Act), and any ordinance or local authority; (vi) any laws or agreements that provide for punitive, exemplary or statutory damages; (vii) any laws or agreements that provide for payment of attorney fees, costs or expenses; and (viii) any claim contesting or seeking declaratory relief regarding the validity or enforceability of this Agreement or any of its provisions.

(c)           The Company agrees that it too shall submit all legal disputes that it may have against Executive in any way related to this Agreement for exclusive resolution through binding arbitration, and that the resolution of Executive’s legal dispute(s) through arbitration shall be binding upon it.

(d)           The Company and Executive acknowledge and agree that the agreement to arbitrate contained in this Section 12 does not apply to the following: (i) claims under any state worker’s compensation law; (ii) claims under any state unemployment compensation law; (iii) claims for injunctive relief that may otherwise be available for the violation of any state trade secrets act or unfair competition law; (iv) any claim that by law may not be required to be resolved by binding arbitration; or (v) any request to a court for a temporary restraining order or temporary or preliminary injunction to enforce this Agreement pending submission of the merits of the parties’ dispute to arbitration.

(e)           The Company and Executive acknowledge and agree that damages awarded, if any, in any arbitration shall be limited to those damages that are otherwise available at law.

(f)           The Company and Executive acknowledge and agree that by signing this Agreement, they release and waive any right either may have to resolve their legal disputes (including employment disputes and claims of discrimination or unlawful discharge) by filing a lawsuit in court, and to have the potential opportunity of having their claim heard by a jury, and agree instead that the disputes will be resolved exclusively through binding arbitration.  The Company and Executive acknowledge that although Executive agrees to resolve Executive’s legal dispute(s) exclusively through binding arbitration, nothing in this Agreement shall be interpreted as prohibiting Executive from filing a charge of discrimination with an appropriate administrative agency or participating in the investigation or prosecution of such a charge by an appropriate administrative agency; however, this Agreement does prohibit Executive from seeking and recovering an award on her own behalf through any administrative process.

13.           Successors.

(a)           This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive.  This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b)           This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)           The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  In the event of any such succession and assumption of this Agreement by the successor, the term “the Company” as used in this Agreement shall thereafter include such successor.

14.           Miscellaneous.

(a)           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without reference to principles of conflict of laws.

(b)           Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(c)           Amendments.  This Agreement may not be amended or modified otherwise than-by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(d)           Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:                      Mary Hill Leahy
4935 N. Woodruff Avenue
Whitefish Bay, Wisconsin 53217

If to the Company:               Journal Communications, Inc.
333 West State Street
Milwaukee, Wisconsin 53203
Attention: Corporate Secretary

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(e)           Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(f)            Withholding.  The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(g)           Waivers.  Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(h)           Status Before and After Effective Date.  Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between Executive and the Company, the employment of Executive by the Company is “at will” and, subject to Section 1(a) hereof, Executive’s employment and/or this Agreement may be terminated by either Executive or the Company at any time prior to the Effective Date, in which case Executive shall have no further rights under this Agreement and no further obligations other than the applicable covenants in Section 11.  From and after the Effective Date this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

15.           Code Section 409A.

(a)           General.  This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code). Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed.  Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of the application of Section 409A of the Code.

(b)           Definitional Restrictions.  Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable hereunder by reason of Executive’s termination of employment, such amount or benefit will not be payable or distributable to Executive by reason of such circumstance unless (i) the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition), or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise.  This provision does not prohibit the vesting of any amount upon a termination of employment, however defined.  If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service” or such later date as may be required by Subsection 15(c) below.

(c)           Six-Month Delay in Certain Circumstances.  Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement by reason of Executive’s Separation from Service during a period in which she is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i)           if the payment or distribution is payable in a lump sum, Executive’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of Executive’s death or the first day of the seventh month following Executive’s Separation from Service; and

(ii)           if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following Executive’s Separation from Service will be accumulated and Executive’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of Executive’s death or the first day of the seventh month following Executive’s Separation from Service, whereupon the accumulated amount will be paid or distributed to Executive and the normal payment or distribution schedule for any remaining payments or distributions will resume.

For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder (“Final 409A Regulations”), provided, however, that, as permitted in the Final 409A Regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board of Directors or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Agreement.

(signatures on following page)

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf.

/s/ Mary Hill Leahy
Mary Hill Leahy

JOURNAL COMMUNICATIONS, INC.

By:	/s/ Steven J. Smith
Steven J. Smith
Chief Executive Officer